Exhibit 10.45

Executive Officer Compensation Summary

Exhibit 10.45

Executive Officer Compensation Summary

     CollaGenex Pharmaceuticals, Inc.’s (the “Company’s”) executive officers consist of: (i) Colin W. Stewart, President and Chief Executive Officer; (ii) Nancy C. Broadbent, Chief Financial Officer; (iii) David F. Pfeiffer, Senior Vice President of Sales and Marketing; (iv) Klaus Theobald, Senior Vice President and Chief Medical Officer; and (v) Andrew Powell, Vice President and General Counsel.

     The compensation structure for executive officers of the Company consists of three components: base salary, a discretionary annual cash bonus and stock options. The Company does not have employment agreements with any of its executive officers, but has executed indemnification agreements with each of its executive officers. In addition, the Company has entered into change of control agreements with each of Mr. Stewart, Ms. Broadbent, Mr. Pfeiffer and Mr. Powell.

     The Compensation Committee of the Board of Directors (the “Committee”) seeks to establish base salaries for each position and level of responsibility that are competitive with those of executive officers at other emerging pharmaceutical companies. Annual cash bonuses are awarded to executive officers based on their achievements against a stated list of objectives developed at the beginning of each year by senior management and the Committee. All executive officers are awarded option grants upon joining the Company that are competitive with those at comparable emerging pharmaceutical companies. In addition, the Committee may award additional stock option grants annually. When granting stock options, the Committee considers the recommendation of the Company’s Chief Executive Officer and the relative performance and contributions of each executive officer.

     Compensation decisions affecting the Company’s executive officers are made on an annual basis by the Committee. On December 21, 2004, the Committee approved the terms of compensation (exclusive of option grants) to be paid to the Company’s executive officers, including the base salary for 2005, as follows:

•	Mr. Stewart. The Committee approved a 4% increase in Mr. Stewart’s base salary for 2005, as well as a $141,750 bonus. As a result of the increase, Mr. Stewart’s base salary is now $364,000.

•	Ms. Broadbent. The Committee approved a 4% increase in Ms. Broadbent’s base salary for 2005, as well as a $90,160 bonus. As a result of the increase, Ms. Broadbent’s base salary is now $239,200.

•	Mr. Pfeiffer. The Committee approved a 4% increase in Mr. Pfeiffer’s base salary for 2005, as well as a $83,640 bonus. As a result of the increase, Mr. Pfeiffer’s base salary is now $255,800. Pursuant to an Incentive Bonus Agreement dated August 27, 2003 between the Company and Mr. Pfeiffer, in September 2004 Mr. Pfeiffer received an incentive bonus equal to $238,680. Under the terms of such Agreement, the incentive bonus was payable only if (i) Mr. Pfeiffer remained actively employed with the Company through August 27, 2004, or (ii) the Company terminated Mr. Pfeiffer’s employment without cause prior to August 27, 2004.

•	Mr. Theobald. The Committee approved a 4% increase in Mr. Theobald’s base salary for 2005, as well as a $77,500 bonus. As a result of the increase, Mr. Theobald’s base salary is now $260,000.

•	Mr. Powell. The Committee approved a $16,500 bonus for Mr. Powell. Mr. Powell was also paid a bonus of $25,000 in connection with the commencement of his employment with the Company in September 2004. Mr. Powell’s base salary remains at $230,000.